Exhibit 10.3

PRODUCER AGREEMENT

This agreement (the “Agreement”) is made as of June 16, 2014, by and between Stuck Productions, LLC (“Production Company”), with an address 4455 E Broadway Road, Suite 104, Mesa, Arizona 85206, on the one hand, and MJW Media, LLC (“Lender”) furnishing the services of Michael J. Witherill (“Producer”)

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and intending to be legally bound, Production Company, Lender and Producer (each a “Party,” and collectively, the “Parties”) agree as follows:

1.0	Services. Production Company hereby engages Lender to furnish the services of Producer as a producer for the motion picture currently entitled “Stuck” (the “Picture”), to be directed by Michael Berry. Producer accepts such engagement and agrees to personally render such producing services as reasonably required by Production Company as follows:

1.1.	Pre-Production. Producer shall assist in overseeing all aspects of pre-production, including without limitation, hiring crew, finding office space for the production office, casting principals and day players, scouting locations, negotiating crew and cast contracts, negotiating departmental budgets, script revisions, finalizing shooting schedule, and negotiating contracts with equipment, film, lab, and post-production facilities.

1.2.	Principal Photography. Producer shall use reasonable efforts to cause the production of the Picture to remain on budget and on schedule at all times during principal photography.

1.3.	Post-Production. Producer shall be engaged to assist in hiring post-production crew, negotiating contracts with post-production facilities, retakes, if any, overseeing the post-production of the Picture through delivery as required by Production Company or its distributor(s).

1.4.	As of August 12, 2014, Production Company acknowledges that Producer has satisfactorily completed all Pre-Production and Principal Photography services required of Producer.

2.0	Exclusivity. (a) Producer’s services shall be first priority, non-exclusive to the Production Company through the commencement of pre-production activities; (b) Producer’s services shall be first priority, non-exclusive to the Production Company from the commencement of pre-production through the completion of principal photography and Producer shall remain in New York, NY throughout such period; (c) Producer’s services shall be non-exclusive to the Production Company after the completion of principal photography (including during post production) through delivery of the Picture.

3.0	Term. Producer’s services hereunder shall commence as of the date hereof and shall continue through the completion of all services required hereunder, as more fully described above (collectively, the “Term”).

4.0	Fixed Compensation. As full and complete consideration for Producer’s services and undertakings hereunder and for all rights granted to Production Company hereunder, and subject to Lender and Producer’s full compliance with the material terms and conditions of this Agreement through completion of the Term, Production Company agrees that Lender shall be entitled to an amount equal to U.S. One Hundred Thousand Dollars ($100,000.00) (the “Fixed Compensation”), payable to Lender at Producer’s discretion following completion of principal photography for the Picture.

5.0	Purposely Left Blank

6.0	Contingent Compensation. Lender shall be entitled to receive one-half (1/2) of any amount of Net Proceeds that may remain after the allocation of same to any third parties (including any financiers) (the “Contingent Compensation”), which Contingent Compensation shall be less than or equal to Twenty Five Percent (25%) of One Hundred Percent of Net Proceeds, but in no event less than Ten Percent (10%) of One Hundred Percent (100%) of Net Proceeds (the “Contingent Compensation”). The Contingent Compensation shall vest fully as of the date hereof. “Net Proceeds” shall be defined, calculated and payable to Lender as more fully set forth on Exhibit “A” and on a basis no less favorable than any other recipient of Net Proceeds. Production Company makes no representation that the Picture will be produced or, if produced, that it will be released or will generate sufficient income to pay the Contingent Compensation.

7.0	Accounting/Audit/Collection Account. Production Company shall keep accurate books of account and records (“Books”) with respect to the distribution and exploitation of the Picture. Production Company shall render to Lender, on a quarterly basis for the first (1st) year of distribution of the Picture, semi-annually for the second (2nd) year of distribution of the Picture, and on an annual basis thereafter for as long as the Picture generates Adjusted Gross Proceeds (as defined in Exhibit “A”), a written statement of monies due Lender, if any, hereunder (the “Accounting Statement”) and such Accounting Statement shall be accompanied by remittance of any amount shown to be due to Lender thereon.

7.1	Lender shall have the right to cause that portion of Production Company’s Books and any directly affiliated entity(ies) which relate solely to distribution and/or exploitation of the Picture to be examined or audited, to the extent they have not become incontestable, at the place where Production Company normally keeps such Books, by such certified public accountants as Lender may choose. Such examination or audit must commence, if at all, prior to the expiration of the thirty six (36) month period commencing upon the date of Lender’s receipt of such statement. Any such examination or audit shall be conducted during Production Company’s normal business hours in such a manner as not to materially interfere with the normal conduct of Production Company’s business and for not more than forty-five (45) business days, provided materials are timely provided. In the event that any such audit reveals a discrepancy in Lender’s favor of, or in excess of, five (5%) percent, but no less than U.S. Two Thousand Five Hundred Dollars ($2,500.00), Production Company shall reimburse Lender for the reasonable costs of such audit(s). The accounting and audit rights provided to Lender hereunder shall be no less favorable than the accounting and audit rights provided to any other participant of Net Proceeds, in connection with the Picture.

8.0	Credit. Provided the Picture is produced and subject to Lender and Producer’s full compliance with the material terms and conditions of this Agreement through completion of the Term, Producer shall be entitled to receive the following credits in connection with the Picture:

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8.1.	A “Producer” or “Produced by” credit, in the main titles of the Picture (or in the end titles if all other producer credits appear only in the end titles), on a shared card (shared only with Joseph Mundo), with Producer’s credit in first (1st) position on such card) on-screen, in a size, type, duration, prominence and font no less favorable than that accorded to any other producer for the Picture. All other aspects of such credit shall be within the sole control and discretion of Production Company.

8.2.	Paid Ads. Producer shall also be accorded the aforementioned credit in the billing block of Paid Ads issued by or under the direct control of Production Company or its licensee, assignee or successor. “Paid Ads,” as the term is used herein, shall include, but shall not be limited to, where the billing block appears, if any, in one-sheets, billboards, websites, videocassettes, Blu-ray and DVD packaging, soundtrack packaging and all other packaging in connection with the Picture, and half-page or larger print advertisements in the Daily Variety, NY Times, LA Times, and/or Hollywood Reporter and magazines, premiere invitations and special award advertisements (other than in award, congratulatory or nomination ads naming only the honoree(s)). Producer’s Paid Ad credit shall be subject to each distributor’s customary exceptions and exclusions.

8.3.	No casual or inadvertent failure to comply with the provisions of this paragraph shall be deemed to be a breach of this Agreement by Production Company provided, however, that in the event of Production Company’s failure to comply with its credit obligations hereunder, Production Company shall, upon receipt of written notice of such failure, use reasonable, economically practicable efforts to correct such failure on a prospective basis only, allowing for adequate time after receipt of notice to implement such correction. In no event shall the undersigned be entitled to seek or obtain injunctive or other forms of equitable relief in connection with any such casual or inadvertent failure to accord credit.

9.0	Ownership. Lender and Producer hereby grant to Production Company all rights of every kind in and to all of Lender’s and Producer’s services hereunder including any and all literary, dramatic and musical material written, composed, submitted, improvised and/or invented by Lender and Producer hereunder, and of all artistic and creative contributions of any kind made by Lender and Producer in connection with the Picture, it being agreed that all such results and proceeds and contributions of Lender’s and Producer’s service hereunder will be deemed to be a work-made-for-hire under the U.S. Copyright Act of 1976, as amended, and that Lender and Producer will be deemed to be Production Company’s employee-for-hire, with Production Company being deemed the “author” of all such results and proceeds and contributions. Without limiting the generality of the foregoing, Production Company shall be the sole and exclusive owner of the Picture and Production Company shall have the sole and exclusive right to distribute, exhibit and otherwise exploit all or any part of the results and proceeds and contributions of Lender’s and Producer’s services hereunder as embodied in the Picture or otherwise, in perpetuity, throughout the universe in and by all media now or hereafter known. If any of the results and proceeds hereunder is determined to not be a work-made-for-hire, Lender and Producer hereby irrevocably assign to Production Company in perpetuity all right, title and interest in and to such work product, including without limitation, all copyrights in the work product (and all renewals and extensions thereof). Notwithstanding anything to the contrary contained in this Agreement, Lender and Producer agree that Production Company shall have the unlimited right to vary, change, alter, modify, add to and delete from the results and proceeds of Lender’s and Producer’s services hereunder. Lender and Producer hereby waive the benefits of any provision of law known as “droit moral” and/or “moral rights” or any similar law in any jurisdiction of the universe and hereby agrees not to institute or support, maintain, or permit any action or lawsuit on the grounds that the Picture or any other film and/or soundtrack and/or any other ancillary, subsidiary, related or other product produced or exploited by Production Company violates any of Lender’s and Producer’s rights or is in any way a defamation or mutilation of the product of Lender’s and Producer’s services.

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10.0	Assignment. Production Company may assign this Agreement (including, without limitation, any or all of its rights and obligations hereunder) to any person or entity without limitation, provided that such assignee agrees in writing to assume Production Company’s obligations hereunder. The nature of Lender and Producer’s services hereunder are personal and unique and Lender and Producer shall not, without Production Company’s prior written consent, assign or delegate any of Lender or Producer’s rights or obligations hereunder (other than Lender’s right to receive monies herein). Any purported assignment or delegation by Lender or Producer contrary to the foregoing shall be null and void.

11.0	Travel/Accommodations/Per Diem/Expenses.

11.1.	Producer shall be provided with up to three (3) round trip flights to/from Los Angeles, CA to/from New York, NY.

11.2.	Producer shall be provided with reasonable hotel accommodations (i.e., at the Wythe Hotel) in connection with the production of the Picture, on a basis no less favorable than that provided to any other producer of the Picture.

11.3.	Producer shall be provided with a per diem of U.S. One Hundred Dollars ($100.00) for each workday worked during the Term (i.e., 44 days total).

11.4.	Production Company shall reimburse Producer for any approved travel expenses incurred by Producer, upon presentment of sufficient receipts.

12.0	Premieres/Festivals. Producer plus one (1) guest shall be invited to attend all celebrity premieres and festival screenings of the Picture. Production Company shall use best efforts to cause the domestic distributor of the Picture to provide Producer and guest with travel and customary expenses (including accommodations and per diem) to attend any such U.S. premiere or festival screening on a basis no less favorable than that provided to any other producer of the Picture.

13.0	Promotion. At Production Company’s request and for no additional compensation, Producer shall give a reasonable number of interviews and render other promotional services, subject to Producer’s professional availability, in connection with the Picture, including without limitation, rendering reasonable promotional services for distributors in the key foreign territories, “behind the scenes” or “making of films. Producer shall have the right to meaningful consultation over such “behind the scenes” or “making of films. Lender and Producer further agree to the use by Production Company in such promotional films of film clips from the Picture and behind-the-scenes shots in which Producer may appear.

14.0	DVD/Blu-Ray/Posters. If and when DVDs, Blu-Rays of the Picture, and/or copies of the main domestic release poster of the Picture are commercially available, Production Company shall provide ten (10) DVD and/or Btu-Ray copies, respectively, and three (3) poster copies, to Producer free of charge for Producer’s personal use only.

15.0	Name and Likeness and Biography. Producer hereby irrevocably grants to Production Company the exclusive, perpetual and unconditional right to use and license others to use Producer’s name and approved likeness and approved biography in connection with the development, production, exhibition, advertising and other exploitation of the Picture; provided, however, that in no event shall Producer be depicted as using or endorsing any product, commodity or service other than the Picture without Producer’s prior written consent. Notwithstanding the foregoing, Production Company shall not use Producer’s name and likeness in merchandise or commercial tie-ins without Producer’s consent.

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16.0	No Guild/Union. Lender and Producer hereby acknowledge that Production Company is not a signatory to any guild and/or union agreement pertaining to Lender/ Producer’s engagement in connection with the Picture, and that the Picture shall not be produced pursuant to any such agreement.

17.0	Insurance. Production Company shall obtain Errors and Omissions and General Liability insurance in customary amounts with respect to the Picture and Lender and Producer shall be included as named insureds on said policies.

18.0	No Obligation. Notwithstanding any provision of this agreement to the contrary, Production Company shall be under no obligation to actually produce the Picture or to use the results and proceeds of Lender’s and Producer’s services hereunder at any time. Production Company shall have the right to terminate Lender’s and Producer’s services hereunder, with or without cause, including as a result of Lender’s or Producer’s default or disability or an event of force majeure, in which case no further sums shall be due to Lender other than those accrued (if any) at the time of such termination. The termination of Lender’s or Producer’s services shall in no way effect Production Company’s rights pursuant to this Agreement.

19.0	Warranties and Representations. The Parties hereby warrant and represent that they are under no disability, restriction, or prohibition with respect to their right to execute this Agreement and perform its terms and conditions.

19.1.	Warranties and Representations of Lender and Producer. Lender and Producer hereby warrant and represent to Production Company that:

19.1.1.	All material or work product submitted by Producer to Production Company shall be wholly original with Producer and shall not to the best of Producer’s knowledge infringe upon or violate the rights of any other person and/or entity;

19.1.2.	Lender and Producer have the full right, power, and authority to enter into this Agreement and grant Production Company all the rights herein provided for; and

19.1.3.	Neither Lender nor Producer will divulge or make known to any person and/or entity any matters of a confidential nature pertaining to the Picture and/or Production Company’s business.

20.0	Indemnification.

20.1.	Lender shall indemnify, defend and hold Production Company, its successors, assigns, affiliates, licensees, sub-distributors, agents, officers, directors, employees, shareholders and attorneys harmless from and against any liability, claim, cost, damage or expense (including, without limitation, reasonable outside attorney’s fees and disbursements and court costs regardless of whether litigation is commenced) (collectively “Claims”) arising out of, or in connection with, any breach by Lender and/or Producer of any representation, warranty, covenant, agreement or undertaking contained in this Agreement.

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20.2.	Production Company shall indemnify, defend and hold Lender and Producer harmless from and against any Claims arising out of, or in connection with, the production, distribution and exploitation of the Picture, except if the same arise out of any breach by Lender and/or Producer of any warranty, representation or covenant or otherwise arise out of Lender’s and/or Producer’s acts or omissions.

21.0	No Equitable Relief. In the event of a breach of this Agreement, Lender and/or Producer’s remedies shall be limited solely to an action at law for monetary damages suffered, if any. In no event shall Lender or Producer be entitled to (a) seek to or obtain injunctive or other equitable relief in connection herewith or with the Picture (or any rights therein, thereto, or in connection therewith) or any rights granted or agreed to be granted herein, or (b) restrain or otherwise interfere with the development, production, exhibition, promotion, distribution, advertising, and/or other exploitation of the Picture, any rights therein, thereto, and/or in connection therewith, or any rights granted or agreed to be granted herein. Lender and Producer irrevocably waive any right to equitable or injunctive relief.

22.0	Notices. Any notice required to be given hereunder shall be given in writing and delivered personally or by Federal Express or other recognized overnight delivery service to each of the parties at the following addresses, or at such other addresses as any Party may hereafter notify the other of in such manner:

To Production Company:	Stuck Productions, LLC
4455 E. Broadway, Suite 104
Mesa, AZ 85206

To Lender/Producer:	MJW Media, LLC
4455 E. Broadway Road, Suite 104
Mesa, AZ 85206

23.0	Miscellaneous. This Agreement contains the entire understanding between the Parties, cancels and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof, and no modification of any provision hereof shall be valid or binding unless in a writing executed by both parties hereto. This Agreement may be executed in counterparts by facsimile, scan (i.e., pdf), or email signatures, each part of which when executed shall be deemed an original for all purposes, and all of which when taken together shall constitute one and the same document, fully binding and with full legal force and effect. This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements executed and fully performed within such state. The parties hereby agree to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York, New York County.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives with full rights, power, and authority to enter into and perform this Agreement.

Stuck Productions, LLC		MJW Media, LLC

By:	/s/ John Glassgow	By:	/s/ John Glassgow
Authorized Signatory		Authorized Signatory

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EXHIBIT “A”

Distribution of Adjusted Gross Proceeds

Distribution of Adjusted Gross Proceeds. Adjusted Gross Proceeds (as defined below) shall be allocated in the following manner and order of priority:

1.1.	First, if necessary, Production Company shall have the right to repay any first priority indebtedness incurred by Production Company, plus all applicable fees and interest, provided that such debt is used by Production Company towards the production of the Picture;

1.2.	Then, investors (including in-kind investors) shall receive their proportionate share of one hundred (100%) percent of the Adjusted Gross Proceeds from the exploitation of the Picture on a pari passu basis with all other investors (including in-kind investors), if any, until all investors have recouped one hundred twenty percent (120%) of investors’ respective equity investments (including in-kind participations) in the Picture;

1.3.	Thereafter, any remaining amounts shall be deemed “Net Proceeds”.

1.4.	For the avoidance of doubt, it is understood and agreed that Production Company shall be permitted, within its sole discretion, to accept investors on an “in kind” basis on the same terms as provided for cash investors in connection with the Picture, provided that such “in-kind” participations shall not exceed a total of U.S. Five Hundred Thousand Dollars ($500,000.00).

Adjusted Gross Proceeds. “Adjusted Gross Proceeds” shall be defined as all revenues from the worldwide sale, licensing, distribution and exploitation of the Picture and all rights relating thereto for which Production Company controls or owns, in any and all media now known or hereafter devised, on an ongoing basis in perpetuity, to the extent: (a) such revenues have been earned and are non-refundable (including any advances or minimum guarantee provided by a distributor); (b) actually received by or credited to Production Company or any affiliated or related entity; and (c) as determined after the deduction of third party direct, verifiable, out of pocket expenses, payments of any bonuses to actors (to the extent not assumed by distributors) and all reasonable and customary refunds, taxes, credits, discounts, allowances, adjustments, exclusions, and deductions (including without limitation, interest and fees owed, residuals, union payments, and the like, third party sales agent fees, legal fees, third party collection agency fees, third party distribution fee(s), and actual expenses incurred in connection with non-budgeted delivery materials, music license fees, reasonable, actual film festival expenses, advertising, promotion, exploitation and distribution of the Picture, if any), ongoing third party accounting costs and expenses incurred by Production Company in connection with the processing of payments to profit participants, out-of-pocket expenses incurred by Production Company in connection with the ongoing ownership of the Picture (e.g., costs incurred in connection with the preservation and storage of negatives and master prints of the Picture and any expenses incurred in connection with the copyrighting of the Picture), any amounts required to be withheld by law, a reserve amount equal to five percent (5%) of Adjusted Gross Proceeds, which shall be used to cover anticipated future costs or liabilities incurred by Production Company in connection with the financing, production, and exploitation of the Picture and the reasonable cost of conducting Production Company’s business, provided that such reserve shall be liquidated every six (6) months. For the avoidance of doubt, the Adjusted Gross Proceeds shall not include any festival and/or award/prize amounts awarded to Production Company or any individuals in connection with the Picture.

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INDUCEMENT

Reference hereby is made to that certain producer agreement (the “Agreement”) dated as of June 16, 2014 between Stuck Productions, LLC (“Production Company”), and MJW Media, LLC (“Lender”) f/s/o Michael J. Witherill (“Artist,” “I” or “me”).

A.           I am familiar with all of the terms, covenants and conditions of the Agreement, and I hereby consent to the execution thereof. I shall perform and comply with all of the terms, covenants, conditions and obligations of the Agreement, even if the agreement between me and Lender hereafter should expire, terminate or be suspended. I hereby confirm all grants, representations, warranties and agreements made by Lender under the Agreement.

B.           Unless I am deemed as substituted for Lender as a direct party to the Agreement pursuant to Paragraph D below, I shall look solely to Lender and not to Production Company for the payment of all compensation with respect to the rights and property granted to Production Company under the Agreement.

C.           In the event of a breach of the Agreement by Lender or by me, Production Company may join me in any action against Lender without first being required to resort to or exhaust any rights or remedies against Lender.

D.           I represent that Lender is a duly qualified and existing corporation under the laws of its state of incorporation. If Lender or its successors in interest should be dissolved or otherwise should cease to exist or for any reason should fail, refuse or neglect to perform, observe or comply with the terms, covenants and conditions of the Agreement, I shall, at Production Company’s election, be deemed to be employed directly by Production Company for the balance of the term of the Agreement upon the terms, conditions and covenants set forth therein.

E.           I shall indemnify and hold Production Company and its successors, licensees and assigns harmless from and against any and all taxes that Production Company may have to pay and any and all claims, liabilities, actions or causes of action, judgments, recoveries, damages, costs and expenses (including reasonable outside attorneys’ fees) that Production Company may incur by reason of Lender’s failure to pay taxes, payments relating to unemployment compensation or insurance, FICA, workers’ compensation, disability pensions or any other compensation, tax or other contribution required to be paid in respect of my services hereunder.

F.           In the event Production Company shall serve Lender with any notices, demands, or instruments relating to the Agreement, or to the rendition of my services thereunder, service upon Lender also shall constitute service upon me.

G.           In the event of any breach by Production Company of the Agreement, Lender and I shall be limited to our remedy at law for damages, if any, and neither Lender nor I shall have the right to enjoin, restrain or otherwise impair in any manner the production, distribution, advertising or other exploitation of the Picture, or any parts or elements thereof.

/s/ Michael J. Witherill
Michael J. Witherill

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CERTIFICATE OF ENGAGEMENT

Reference is hereby made to that certain motion picture (“Picture”) presently entitled “Stuck” for which MJW Media, LLC (“Lender”) is furnishing the services of Michael J. Witherill (“Contractor”) to perform services as a producer, all as further specified in and subject to the producer agreement dated as of June 16, 2014 (the “Agreement”) between Lender and Stuck Productions, LLC (“Company”).

Lender and Contractor, for good and valuable consideration, receipt of which is hereby acknowledged, hereby certify and agree that (i) all of the results and proceeds of the services of every kind heretofore rendered by and hereafter to be rendered by Contractor in connection with the Picture, including, without limitation, any performance by Contractor and (ii) all ideas, suggestions, dialogue, plots, themes, stories, characterizations and any other material, whether in writing or not in writing, at any time heretofore or hereafter created or contributed by Contractor which in any way relate to the Picture or to the material on which the Picture will be based (collectively, “Material”) are and shall be deemed works “made-for-hire” for Company. Lender and Contractor further acknowledge, certify and agree that as between Lender/Contractor, on the one hand, and Company, on the other, Company is and shall be deemed the sole author and/or exclusive owner of all of the Material for all purposes in connection with the Picture and in the advertising and promotion thereof and the exclusive owner throughout the universe of all of the rights comprised in the copyright thereof, and of any and all other rights thereto (collectively, “Rights”), and that Company shall have the right to exploit any or all of the foregoing in any and all media, now known or hereafter devised, throughout the universe, in perpetuity, in all languages as Company determines in connection with the Picture and in the advertising and promotion thereof. If under any applicable law the Material is not deemed or otherwise considered a work-made-for-hire for Company, then to the fullest extent allowable and for the full term of protection otherwise accorded to Lender and Contractor under such applicable law (including any and all renewals, extensions and revivals thereof), Lender and Contractor hereby assign and transfer to Company the Material and Rights and, in connection therewith, any and all right, title and interest of Lender and Contractor in the Picture and any other works now or hereafter created containing the Material. Lender and Contractor will, upon request, execute, acknowledge and deliver to Company such additional documents consistent herewith as Company may reasonably deem necessary to evidence and effectuate Company’s rights hereunder, and hereby grant to Company the right as attorney-in-fact to execute, acknowledge, deliver and record any and all such documents if Lender or Contractor shall fail to execute same within five (5) days after receipt from Company. Company shall promptly provide Contractor with copies of any such documents. Lender and Contractor hereby grant Company the right to change, add to, take from, translate, reformat or reprocess the Material in any manner Company may in its sole discretion determine.

Lender and Contractor warrant that except as contained in material furnished to Contractor by Company, all literary, dramatic, musical and other material and all ideas, designs and inventions of Lender and Contractor in connection with the Picture and created solely by Contractor, if any, are or will be original with Lender and Contractor or in the public domain throughout the world, to the best of Contractor’s knowledge, shall not infringe upon or violate any copyright of, to the best of Contractor’s knowledge, infringe upon or violate the right of privacy or any other right of any person and are not the subject of any litigation or claim that might give rise to litigation, and that Lender and Contractor are free to grant all rights granted and make all agreements made by Lender and Contractor herein. Lender and Contractor agree to hold Company and its successors, licensees and assigns harmless from and against all damages, losses, costs and expenses (including reasonable outside attorneys’ fees and costs) which Company or any of its successors, licensees or assigns may suffer or incur by reason of any breach of any of the warranties made in this paragraph. Company shall likewise defend, indemnify and hold Contractor harmless from any and all claims, judgments, losses, expenses and liabilities of or against Contractor arising out of the development, production, distribution and exploitation of the Picture or any element thereof, except where such claims, judgments, losses, expenses and liabilities arise from Contractor’s willful misconduct, gross negligence, recklessness, knowing or reckless misrepresentation, fraud or criminal matters.

In the event of any breach by Company of the Agreement, the sole remedy of Lender and Contractor shall be an action for money damages, and Lender and Contractor shall not have any right to enjoin, restrict or otherwise interfere with Company’s rights in the Material. Company’s rights in the Material and Rights may be assigned, licensed or otherwise transferred, and this Certificate of Engagement shall inure to the benefit of Company’s successors, licensees and assignees.

Executed as of June 16, 2014

MJW Media, LLC

By:	/s/ John Glassgow	/s/ Michael J. Witherill
An authorized representative		Michael J. Witherill, individually

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